Exhibit 99.1

KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free www.kcg.com

KCG ACCOUNCES SHARE EXCHANGE WITH GENERAL ATLANTIC

NEW YORK, NY – November 17, 2016 – KCG Holdings, Inc. (NYSE: KCG) today announced that it has entered into a strategic transaction with General Atlantic, a global growth equity firm. Under the terms of the transaction, KCG will exchange 8.9 million shares it owns of Bats Global Markets, Inc. (Bats: BATS) for all of General Atlantic’s 18.7 million shares and 8.1 million warrants of KCG. In 2007, General Atlantic invested in GETCO, a predecessor to KCG. The transaction is expected to close by the end of November, with a portion of the warrants to be settled in early January 2017.

As a result of this transaction, KCG’s total outstanding share count will be reduced by 18.7 million shares from total outstanding shares (including restricted stock units) of 86.2 million as of September 30, 2016, and its outstanding warrants will be reduced to 5.1 million from 13.2 million. Accordingly KCG’s tangible book value is estimated to increase from the September 30, 2016 value of $15.54 by approximately $3.25 per share as a result of its sales in Bats including the share exchange.

Daniel Coleman, Chief Executive Officer of KCG, said, “We are pleased to have achieved such a positive outcome for both KCG and General Atlantic, our long-time partner. We believe the accretive nature of this transaction further strengthens our efforts to create significant value for our shareholders today and for years to come.”

KCG was advised on the transaction by Jefferies LLC and Sullivan & Cromwell LLP.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with specialized client service across market making, agency execution and venues and also engages in principal trading via exchange-based market making. KCG has multiple access points to trade global equities, fixed income, options, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein and the documents incorporated by reference containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar meaning, may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the inability to manage trading strategy performance and grow revenue and earnings; (ii) the receipt of additional payments from the sale of KCG Hotspot that are subject to certain contingencies; (iii) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by Congress, federal and state regulators, the SROs and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; (iv) past or future changes to KCG’s organizational structure and management; (v) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vi) KCG’s ability to keep up with technological changes; (vii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, cybersecurity risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (viii) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; (ix) the effects of increased competition and KCG’s ability to maintain and expand market share; (x) the announced plan to relocate KCG’s global headquarters from Jersey City, NJ to New York, NY; and (xi) KCG’s ability to complete the sale or disposition of any or all of the assets or businesses that are classified as held for sale. The list above is not exhaustive. Because forward looking statements involve risks and uncertainties, the actual results and performance of KCG may materially differ from the results expressed or implied by such statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, KCG also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the U.S. Securities and Exchange Commission (“SEC”), including those detailed in “Risk Factors” in Part I, Item 1A of KCG’s Annual Report on Form 10-K for the year ended December 31, 2015, “Legal Proceedings” in Part I, Item 3, under “Certain Factors Affecting Results of Operations” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, in “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time. This information should be read in conjunction with KCG’s Consolidated Financial Statements and the Notes thereto contained in its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com